Exhibit 10.1

AMENDED AND RESTATED

SUBSCRIPTION AND SHAREHOLDER AGREEMENT

FOR VN TECH INVESTMENT, LTD. (HK)

BETWEEN

GULFSTREAM CAPITAL PARTNERS, LTD.

AND

LUO HONGYE

AND

SHENZHEN VN TECHNOLOGIES CO., LTD.

This Amended and Restated Subscription and Shareholder Agreement (“Amended Agreement”), dated for reference purposes as of April 22, 2012 is entered into between Gulfstream Capital Partners, Ltd. (“Gulfstream”), Luo Hongye (“Luo”), and Shenzhen VN Technologies Co., Ltd., (“VN Tech PRC”). In this Amended Agreement, Gulfstream, Luo and VN Tech are each referred to as a “Party” and together as the “Parties.”

I. RECITALS

A.	Luo owns 100% of the stock or other evidence of equity membership of VN Tech PRC.
B.	VN Tech PRC is a limited liability company organized under the laws of the People’s Republic of China (“PRC”), with headquarters in Shenzhen. VN Tech PRC has expertise, relationships and contracts to become a leading international manufacturer, integrator, and applications developer and patent holder for hydrogen and fuel cell power supply systems (“Fuel Cell Systems”). VN Tech PRC’s other expertise and relationships includes the following:
a.	Relationships with PRC government ministries whose jurisdiction includes reduction of carbon footprint, development of alternative fuel sources and development of industrial standards.
b.	Appointed by the Communications Standards Association of the PRC’s Ministry of Industry and Information Technology (“MIIT”) to formulate industrial standards for Fuel Cell Systems.
c.	After the PRC’s Ministry of Science created the Strategic Technology Innovation Alliance of Hydrogen Fuel Cell Power Industry (“HAFI”), appointed by MIIT as a founding member HAFI, and subsequently elected as Executive Deputy Secretary-General of HAFI in charge of its day-to-day affairs. PRC Government support of HAFI is expected to include development of a national research center for the industry, and award of research grants, loan subsidies, and tax deductions associated with product innovation.
d.	Relationships with leading companies in the telecommunications industry in the PRC whose needs for uninterruptable power sources make them excellent candidates as potential users of Fuel Cell Systems, including ZTE Corporation, Huawei Technologies Co., Ltd., China Mobile Limited, China Unicom Limited, and China Telecom Corporation Limited.
C.	Gulfstream is a corporation organized under the laws of the Republic of Seychelles, and is a wholly owned subsidiary of VelaTel Global Communications, Inc. VelaTel is a corporation organized under the laws of the United States (“US”) (specifically, Nevada law), with headquarters in San Diego, California. The Series A common stock of VelaTel is publicly traded on the US Over-the-Counter Bulletin Board Stock Exchange under the symbol “OTCQB:VELA” (“VELA Stock”). VelaTel is in the business of designing, building, deploying and operating high speed wireless broadband telecommunications networks and related fiber optic networks in key markets throughout the world.
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D.	On April 1, 2011, VelaTel and VN Tech PRC entered into a Subscription and Shareholder Agreement (“Original Agreement”) whereby they would form a series of entities including a Cayman Island parent company (referred to in the Original Agreement as “NewCo”), a Hong Kong wholly owned subsidiary of NewCo (referred to in the Original Agreement as “HK Co”) and a PRC wholly owned subsidiary of HK Co that also qualified as a wholly owned foreign enterprise under PRC law (referred to in the Original Agreement as “WFOE”). The parties have subsequently formed in Hong Kong VN Tech Investment, Ltd. (HK) (“VN Tech HK”) and are in the process of forming in the Cayman Islands VN Tech Investment, Ltd. (Cayman) (“VN Tech Cayman”). In light of developments since the Parties entered into the Original Agreement, including the revised terms set forth in this Amended Agreement, the Parties deem it no longer necessary to form WFOE. Instead, VN Tech PRC will become the wholly owned subsidiary of VN Tech HK. Gulfstream and Luo shall subscribe to the shares of VN Tech HK pending completion of the formation of VN Tech Cayman, following which they shall assign those shares to VN Tech Cayman in exchange for equal percentages of the shares in VN Tech Cayman.
E.	The Parties enter into this Amended Agreement to define their respective rights and obligations. Upon mutual execution, this Amended Agreement shall supersede entirely the Original Agreement and any other prior agreements or understandings between the Parties.

II. DEFINITIONS

Wherever used in this Amended Agreement, the following terms shall have the following meanings, even if the same term appears in “bold” in other sections of this Amended Agreement immediately following a reference to such term defined in this section. Any term which appears in other sections of this Amended Agreement in “bold,” but which is not otherwise defined in this section, shall have the meaning ascribed by the words or clause immediately preceding such reference to the term in “bold.”

“Effective Date”	The date this Amended Agreement has been signed by all Parties, or if signatures of different Parties occur on different days, the date of the signature of the last such Party to sign. The Effective Date shall also constitute “Closing” as that term is commonly understood in transactions of this nature. All transfers of stock and other formalities described in this Amended Agreement shall be considered contractual obligations subsequent and not conditions precedent to the rights and obligations of the Parties contemplated in this Amended Agreement
“Entities”	Generic reference to VN Tech Cayman, VN Tech HK or VN Tech PRC, collectively, or to one or more of them.
“Fuel Cell Systems”	Generic reference to products patented and/or manufactured by VN Tech PRC, or to other stand-alone electrical power generation or storage media using hydrogen or fuel cells for hydrochemical energy conversion.
“VN Tech Resources	All of the rights, relationships and contacts VN Tech PRC now has or in the future obtains as described in Recital B.

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III. AGREEMENT

1.	Overview of Transaction

1.1 The main business model to be achieved under this Amended Agreement is the integration, manufacture, sales, marketing and distribution of Fuel Cell Systems and the development of relevant technology.

1.2 In consideration for their respective interests in the business model, Luo shall assign to VN Tech HK all of his stock or other equity membership interest in VN Tech PRC, and VelaTel shall pay Luo on behalf of Gulfstream ten million shares of VELA Stock, which includes five million shares called for but not yet issued pursuant to the Original Agreement.

1.3 The Parties shall use their reasonable commercial efforts to create, organize, capitalize and register to do business with the Entities, which shall enter into contractual relationships with each other and/or with one or both Parties in a manner that equitably reflects the respective equity interests and other rights and obligations of the Parties in the business model, and which structure is designed to comply with the laws of the jurisdiction(s) to which each of the Parties is subject based on their respective nationalities and operations.

2.	Transaction Structure – Phases and Goals

2.1 The Parties shall use their reasonable commercial efforts to achieve their respective financial goals in executing the business model in three phases.

2.1.1 Phase 1, as described in the Original Agreement, has been completed. The financial goals intended to be achieved during this Phase include: (i) permitting VelaTel to fully report the financial results of all Entities as part of VelaTel’s consolidated financial statements, (ii) permitting VN Tech Cayman and/or VN Tech HK to control, directly or indirectly, the PRC-based assets managed by VN Tech PRC, and the revenue to be generated from those assets.

2.1.2 In Phase 2, the Parties shall cooperate for (i) completion of formation of VN Tech Cayman and assignment of the shares of VN Tech HK to VN Tech Cayman to act as a holding company of VN Tech HK and VN Tech PRC, (ii) a PRC-based subsidiary of VelaTel to qualify under PRC law to conduct equipment leasing activity and (iii) for local manufacture of Fuel Cell Systems. The Parties contemplate that VN Tech PRC will hold distribution rights of Fuel Cell Systems for telecommunications customers and markets within the PRC, and VN Tech HK will hold all other worldwide distribution rights of Fuel Cell Systems. The financial goals intended to be achieved during Phase 2 include (i) solidifying the goals described in Section 2.1.1 but not fully achieved during Phase 1, and (ii) facilitating the structure described in Section 2.1.3 in order to achieve the financial goals described in Section 2.1.3.

2.1.3 In Phase 3, the Parties shall cooperate for the operations reported by VN Tech PRC and/or VN Tech HK to be listed on an offshore (non-PRC) based stock exchange, such as HKSE, NYSE, NASDAQ or London AIM. The financial goals intended to be achieved during Phase 3 include: (i) expanding the base of equity capital available for expansion of the business, and (ii) permitting the Parties to recapture some or all of their respective investments.

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2.2 Immediately following the Effective Date, the Parties shall proceed diligently and cooperatively with all steps necessary or desirable to complete the steps contemplated to occur during Phase 2.

2.3 After completion of the steps constituting Phase 2, the Parties shall discuss and use their reasonable commercial efforts to agree on the appropriate timing to proceed with the steps contemplated to occur during Phase 3.

3.	Deliverables by the Parties

As soon as practical after the Effective Date, the Parties shall cooperate to complete the formation of VN Tech Cayman, to issue or transfer all shares of stock of any of the Entities or the VELA Stock referred to in this Amended Agreement, and to take all other corporate action for appointment of directors, election of officers, adoption of bylaws needed to reflect the corporate structure and governance of Entities described in Section 4.

A.	Corporate Structure and Governance of Entities
4.	VN Tech Cayman Structure

4.1 VN Tech Cayman shall be established with one class of shares. Upon completion of its formation, Gulfstream shall subscribe to 75% and Luo to 25% of the shares of VN Tech Cayman, in exchange for assignment of their respective shares in VN Tech HK described in Section 5.1, below.

4.2 The Board of Directors of VN Tech Cayman shall be comprised of five Directors. Gulfstream shall have the right to appoint four Directors and Luo one Director. Any Director may also serve as an Officer.

4.3 Each direct and indirect equity interest holder of the stock of VN Tech Cayman shall have complied with the registration requirements under applicable foreign exchange rule or regulation under PRC law, in relation to the transactions contemplated under this Amended Agreement.

5.	VN Tech HK Structure

5.1 VN Tech HK has been established with one class of shares. In exchange for their respective capital contributions described in Section 1.2, Gulfstream shall subscribe to 75%, and Luo shall subscribe to 25% of the shares of VN Tech HK. Upon completion of the formation of VN Tech Cayman, Gulfstream and Luo shall assign their respective shares in VN Tech HK to VN Tech Cayman and shall subscribe to the same percentage of the shares of VN Tech Cayman, such that the equity interests of Gulfstream and Luo respectively in VN Tech HK shall be co-extensive with their respective equity interests in VN Tech Cayman.

5.2 The Board of Directors of VN Tech HK shall be comprised of five Directors, who shall be the same as or appointed in the same manner and subject to the same voting rights as the Directors of VN Tech Cayman.

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6.	VN Tech PRC Structure

6.1 VN Tech PRC has been established with one class of shares. VN Tech HK shall be the 100% shareholder of VN Tech PRC, such that the equity interests of Luo and Gulfstream respectively in VN Tech PRC shall be co-extensive with their respective equity interests in VN Tech Cayman and VN Tech HK.

6.2 The Board of Directors of VN Tech PRC shall be comprised of five Directors, who shall be the same as or appointed in the same manner and subject to the same voting rights as the Directors of VN Tech HK.

B.	Business Model
7.	Revenue and Expense

7.1 All contracts, capital expenditures, operating expenses and revenue in connection with the business contemplated under this Amended Agreement shall flow through VN Tech PRC or VN Tech HK, depending on the distribution rights from which such revenue originates as described in Section 2.1.2.

7.2 VN Tech HK and VN Tech PRC shall enter into a management service agreement, according to which VN Tech HK will provide marketing, sales and other service to VN Tech PRC in exchange for compensation and upon other terms to be agreed by the Parties.

7.3 VelaTel shall be entitled to a 10% price discount on Fuel Cell Systems it purchases compared to the lowest price charged to any other telecommunications network carrier. VelaTel’s discount shall apply to usage by any telecommunications network carrier in which VelaTel has at least a 25% direct or indirect ownership interest.

8.	Distribution of Profit

In the event the free cash flow and/or net operating income generated from the operations of VN Tech PRC and/or VN Tech HK exceeds the amount required for (i) working capital requirements, (ii) payment of tax or provision therefore, (iii) outstanding loan obligations, and (iv) reserves for contingent future liabilities, any surplus profits shall (to the extent allowed by applicable law) be distributed to the shareholders of VN Tech Cayman in full by way of dividends.

C.	Other Terms

9.	Representations and Warranties

9.1 Each Party acknowledges that the other Party has been induced to enter into this Amended Agreement on the basis of and in reliance upon the following representations, the accuracy of which each Party warrants to the other Party. The rights and remedies of a Party for breach of any warranty by the other Party shall not be affected by any due diligence investigation made by or on behalf of the Party relying on a representation, except pursuant to written waiver or release. Where any representation is qualified by the expression "so far as the Party making the representation is aware" or words having similar effect, such representation shall be deemed to include a statement that such awareness means both actual knowledge of the Party and also such knowledge which the Party would have had if it had made reasonable inquiry of all relevant persons.

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Each Party represents and warrants:

9.2 Gulfstream and Vela Tel are corporations and VN Tech PRC is a limited liability company, and each is duly organized, validly existing and in good standing under the laws of the country and state described as applicable to such Party in the Recitals, and has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted and as proposed to be conducted in this Amended Agreement. No order has been made or petition presented (or pending) or resolution passed for the winding up of Such Party. Such Party is not insolvent or unable to pay its debts as they fall due.

9.3 Such party has all requisite capacity, power and authority, and has taken all necessary corporate or other actions to enter into this Amended Agreement.

9.4 Such party has done or will promptly do all such further acts, including necessary filings with appropriate governmental authorizes, required in order to give full force and effect to this Amended Agreement.

9.5 The execution, delivery and performance of this Amended Agreement and the consummation of the transactions contemplated by this Amended Agreement will not result in any violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either: (a) a default under any provision, instrument, judgment, order, writ, decree, contract or agreement or (b) an event which results in the creation of any lien, charge or encumbrance upon any assets of such Party (except as expressly stated in this Amended Agreement) or the suspension, revocation, forfeiture, or non-renewal of any material permit or license applicable to such Party,.

9.6 No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Amended Agreement based upon arrangements made by or on behalf of such Party.

Each of Luo and VN Tech PRC, on a joint and several basis, represents and warrants:

9.7 All information in Recitals A and B is correct.

9.8 All information in Schedule 1 attached to this Amended Agreement is complete and correct.

Gulfstream and VelaTel represent and warrant:

9.9 All information in Recital C is correct.

10.	Indemnification

Each Party agrees to defend, indemnify and hold harmless the other Party and its successors, permitted assigns, employees, officers, agents, managers, shareholders and affiliates, from and against any and all losses, deficiencies, liabilities, damages, assessments, judgments, costs and expenses, including reasonable attorneys’ fees (both those incurred in connection with the defense or prosecution of an indemnity claim and those incurred in connection with the enforcement of this provision) resulting from or arising out of (i) any failure of the indemnifying Party to perform or fulfill any undertaking, covenant or agreement applicable to such Party in this Amended Agreement, and (ii) any material breach of a representation and warranty contained in Section 9 and Schedule 1 of this Amended Agreement and applicable to the indemnifying Party.

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11.	Successors and Assigns; Assignment

This Amended Agreement shall be binding upon and inure to the benefit of and shall be enforceable by the Parties hereto and any of their respective successors, permitted assigns and affiliates who agree in writing to be bound by the terms of this Amended Agreement. Neither Party may assign its rights, in whole or in part, under this Amended Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, provided, no refusal of consent shall be considered unreasonable if the requested assignment would relieve the assigning Party of any of its duties under this Amended Agreement. Nothing in this Amended Agreement, express or implied, is intended to confer upon any party other than the Parties to this Amended Agreement, or their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Amended Agreement, except as expressly provided in this Amended Agreement.

12.	Notices

All notices and other communications given or made pursuant to this Amended Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (i) personal delivery to the Party to be notified; (ii) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on the signature page, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section. If notice is given to Gulfstream, notice shall also be given to the counsel for VelaTel to be delivered in the same manner as to Gulfstream at the address, facsimile number or e-mail address immediately below:

Kenneth L. Waggoner

Vice President and General Counsel

VelaTel Global Communications, Inc.

12526 High Bluff Drive, Suite 155

San Diego, California 92130

Facsimile: 1 (760) 359-7042

E-Mail: kwaggoner@VelaTelgroup.com

13.	Governing Law

This Amended Agreement and any controversy arising out of or relating to this Amended Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to conflict of law principles that would result in the application of any law other than the laws of the Hong Kong, as the same apply to agreements executed solely by residents of Hong Kong and wholly to be performed within Hong Kong.

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14.	Dispute Resolution

Either Party may, at any time, deliver to the other Party a dispute notice setting forth a brief description of the issues to be resolved through the dispute resolution mechanism set forth in this Section. Such dispute notice shall specify the provision or provisions of this Amended Agreement and the facts or circumstances that are the subject matter of dispute. Immediately following the receipt of a dispute notice, the Parties shall cause representatives of their respective senior management to meet and seek to resolve the disputed cordially through informal negotiations. If the Parties’ representatives are unable to resolve the dispute within 20 business days of the receipt of the dispute notice (or such extended time period as the Parties may agree), then the dispute shall be submitted to the Hong Kong International Arbitration Center (“HKIAC”) for binding arbitration conducted in English by a single arbitrator. The dispute(s) shall be resolved pursuant to the United Nations Commission on International Trade Law Arbitration Rules. The award of the arbitrator shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

The Dispute resolution proceedings contemplated by this Section shall be confidential and private, as permitted by applicable law. To that end, the Parties shall not disclose the existence, content or results of any proceedings conducted in accordance with this Section and materials prepared or submitted in connection with such proceedings shall not be admissible in any other legal proceeding; provided, however, that this confidentiality provision shall not prevent a petition to vacate or enforce an arbitration award and shall not bar disclosure required by applicable law. The Parties agree that any decision or award resulting from proceedings in accordance with this Section shall have no preclusive effect in any other matter involving third parties.

15.	Attorney Fees

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Amended Agreement, the prevailing Party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

16.	Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

17.	Non-Competition

The Parties agree that, absent prior written consent of the other Party, for a period of five years after the termination of this Amended Agreement, neither Party, nor their respective officers or employees, shall carry on, or engage in, or hold interests in, or be employed by a business which is the same as, or substantially similar to, or in competition with, the business contemplated under this Amended Agreement.

18.	Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any Party under this Amended Agreement, upon any breach or default of any other Party under this Amended Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of either Party of any breach or default under this Amended Agreement, or any waiver on the part of either Party of any provisions or conditions of this Amended Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Amended Agreement or by law or otherwise afforded to either Party, shall be cumulative and not alternative.

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19.	Entire Agreement

This Amended Agreement constitutes the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties is expressly canceled.

20.	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Amended Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement.

21.	Titles and Subtitles

The titles and subtitles used in this Amended Agreement are used for convenience only and are not to be considered in construing or interpreting this Amended Agreement.

THE SIGNATURES OF THE PARTIES APPEAR ON THE FOLLOWING PAGE

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SHENZHEN VN TECHNOLOGIES CO., LTD.

By /s/ Luo Hongye
      Luo Hongye, its Chairman

Room 1310

Overseas Chinese Scholars Venture Building

Ke Yuan Nan Lu High-Tech Industrial Park

Shenzhen, China

Facsimile: +(86) 755 632-9568

E-Mail: luohongye@vntech.cc

GULFSTREAM CAPITAL PARTNERS, LTD. By /s/ Colin Tay Colin Tay, its Executive Director 4F-1 No. 102 Kuang Fu South Road Taipei 106, TAIWAN Facsimile + (886) 2 2778-1534 E-Mail: ctay@velatel.com

LUO HONGYE

/s/ Luo Hongye

Luo Hongye

Room 1310

Overseas Chinese Scholars Venture Building

Ke Yuan Nan Lu High-Tech Industrial Park

Shenzhen, China

Facsimile: +(86) 755 632-9568

E-Mail: luohongye@vntech.cc

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SCHEDULE 1 TO AMENDED AND RESTATED SHARE SUBSCRIPTION AGREEMENT

BETWEEN LUO HONGYE (“LUO”), SHENZHEN VN TECHNOLOGIES CO., LTD. (“VN TECH PRC”),

AND GULFSTREAM CAPITAL PARTNERS, LTD. (“GULFSTREAM”)

REPRESENTATIONS AND WARRANTIES OF LUO AND VN TECH PRC

1.             Due Establishment, Agreements and Corporate Power

1.1 The copies of the business license and the articles of association of VN Tech PRC provided to VelaTel on behalf of Gulfstream are true and complete and have embodied in them or annexed to them a copy of every such supplement agreement or document (if any) as is required by PRC laws and regulations.

2.             Financials

2.1 The accounts of VN Tech PRC for the years 2009-2011 provided to VelaTel on behalf of Gulfstream (“Accounts”) have been prepared in accordance with the requirements of all relevant PRC law and regulations and generally acceptable accounting practice and policies applied in the PRC and on a consistent basis and give a true and fair view of the state of affairs of VN Tech PRC for the period ended December 31, 2011, and make proper provision for all actual liabilities, bad or doubtful debts, the Taxation in the PRC and proper provision for or contain full particulars in notes of (in accordance with good accounting practice) all contingent unqualified deferred or disputed liabilities and all capital commitments and all assets or stock which are wholly or in part lost, obsolete or depreciated in value and all contractual or statutory payment required to be made by VN Tech PRC to any director, consultant or employee of VN Tech PRC and have consistently applied the bases and policies of accounting in the audited balance sheet and profit and loss accounts for the two years ended December 31, 2011 and except where specified are not affected by any extraordinary exceptional or non-recurring item.

2.2 The Accounts truly and fairly reflect the financial position of VN Tech PRC as at December 31, 2011 and truly and fairly disclose all assets and liabilities of VN Tech PRC as at December 31, 2011.

2.3 The provision for Taxation in the Accounts is sufficient to cover all Taxation assessed or liable to be assessed on VN Tech PRC or for which VN Tech PRC is then or may then be or become accountable in respect of profits, income earnings, receipts, transfers, events and transactions up to December 31, 2011.

2.4 VN Tech PRC has duly complied and will continue to duly comply with its obligations to account to the relevant Taxing Authorities for all amounts for which it is or may become accountable in respect of Taxation.

2.5 All returns, computation and payments in connection with Taxation that should have been made by VN Tech PRC have been made in a timely manner and on a proper basis and will until Completion continue to be so made.

2.6 VN Tech PRC has exercised its reasonable endeavors to preserve and secure all tax benefits and refunds.

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2.7 All particulars furnished to PRC Taxation Authority and other Taxation Authorities, in connection with the application for any consent or clearance on behalf of VN Tech PRC or affecting VN Tech PRC fully and accurately disclosed all facts and circumstances material for the decision of those authorities, and consent or clearance is valid and effective; and any transaction, for which consent or clearance has previously been obtained, has been carried into effect (if at all) only in accordance with the terms of the relative application and consent or clearance.

2.8 VN Tech PRC has not taken or omitted to take any action which has had, or might have, the result of altering, prejudicing or in any way adversely affecting any arrangement or agreement which it has previously negotiated with any Taxation Authorities in the PRC or any other jurisdiction.

2.9 VN Tech PRC is not, nor expects to become, a passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended.

2.10 No shareholder VN Tech PRC, solely by virtue of its status as shareholder of VN Tech PRC, has personal liability under PRC law for the debts and claims of VN Tech PRC. There has been no communication from any tax authority relating to or affecting the tax classification of VN Tech PRC.

2.11 VN Tech PRC has not entered into or been a party to any schemes or arrangements designed partly or wholly for the purpose of it or any other person avoiding Taxation.

2.12 All assets of VN Tech PRC of a wasting or depreciable nature are stated in the Accounts after deduction of depreciation, and such depreciation being in amounts sufficient to write down such assets over their respective expected useful economic lives, and unless stated to the contrary in the Accounts, depreciation is calculated on a straight line basis and a consistent depreciation policy has been adopted over all assets and there has been no change in the basis and policy of depreciation.

2.13 A consistent accounting policy has been adopted by VN Tech PRC for the two years ended December 31, 2011 and there has been no material change thereof.

2.14 VN Tech PRC does not hold any security (including any guarantee or indemnity) which is not valid or enforceable against the grantor thereof in accordance with its terms.

2.15 In relation to all financing arrangements to which VN Tech PRC is a party:

(a) there has been no contravention of or non-compliance with any provision of any such document;

(b) no steps for the enforcement of any Encumbrances have been taken or threatened;

(c) there has not been any alteration in the terms and conditions of any of the said arrangements or facilities all of which are in full force and effect and Luo and VN Tech PRC are unaware of any circumstances whereby the terms and condition of any facilities might be prejudiced or which might give rise to any alteration in the terms or conditions of any of the facilities;

(d) nothing has been done or omitted to be done whereby the continuance of the said arrangements and facilities in full force and effect might be affected or prejudiced, in particular, as a result of other matters or transactions contemplated in this Amended Agreement; and

(e) none of the arrangements is dependent on the guarantee of or on any security provided by a third party.

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2.16 The total amount borrowed by VN Tech PRC:

(a) from its bankers does not exceed its overdraft facilities; and

(b) from whatsoever source does not exceed any limitation on borrowing contained in its articles of association or any other deed or document binding on it.

2.17 All dividends or distributions declared, made or paid by VN Tech PRC have been declared, made or paid in accordance with its articles of association and PRC law and regulations.

2.18 No part of the amounts included in the Accounts, or subsequently recorded in the books of VN Tech PRC, as owing by any debtors is overdue by more than two (2) months or the credit period as agreed by VN Tech PRC, or has been released on terms that any debtor pays less than the full book value of his debt other than discount or allowance in accordance with normal trade practice or has been written off or has proved to any extent to be irrecoverable or is now regarded by VN Tech PRC as irrecoverable in whole or in part.

2.19 VN Tech PRC does not have any outstanding commitment for capital expenditure or any agreement or arrangement which is either (i) not on an arm's length basis or (ii) exceeds US$ 50,000 in the aggregate. There is no outstanding mortgage or charge on the whole or any part of the undertaking, property or assets of VN Tech PRC.

2.20 Since the date of the Accounts there has been (i) no material adverse change in VN Tech PRC's financial position or prospects, (ii) the business has operated in the ordinary course and (iii) so far as Luo and VN Tech PRC are aware, no material liabilities (actual, contingent or disputed) have arisen other than those disclosed in the Accounts and/or those arising in the ordinary course of business of VN Tech PRC since the date of the Accounts up to the Effective Date.

3.             Assets

3.1 VN Tech PRC is the legal owner of and has good and marketable title to all the assets used in its business, save for those subject to hire-purchase or leasing or rental agreements (if any) as disclosed in the Accounts.

3.2 VN Tech PRC has not created, or granted, or agreed to create or grant, any security interest or other Encumbrance in respect of any of its fixed assets for the business of VN Tech PRC otherwise than in the ordinary course of its business.

3.3 Save as disclosed in the Accounts, the assets of VN Tech PRC are solely the property of VN Tech PRC and are not subject to any Encumbrance or any agreement to give or create any Encumbrance including any bill of sale, hire or hire purchase agreement, conditional sale, credit sale or similar agreement.

3.4 Save for disposals in the ordinary course of its business, the assets of VN Tech PRC have been in its possession or under its control.

4.             Business

4.1 The business of VN Tech PRC is in compliance with and is lawful under PRC law and regulations and all approvals, consents, permits, licenses and/or any similar authority necessary for the operation of the business of VN Tech PRC and for the business of VN Tech PRC to comply with PRC law and regulations have been duly obtained and are in force and valid.

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4.2 VN Tech PRC lawfully and validly holds valid approval, licenses or consent issued by the PRC competent authority(ies) necessary to own, manage, operate, and assign and transfer the VN Tech PRC Resources, and there has not arisen any circumstances that may result in the temporary or permanent cancellation or termination of such licenses.

4.3 VN Tech PRC has carried on its business in the ordinary and usual course and without having entered into any material transaction, assumed any material liability or made any material payment not provided for in the Accounts which is not in the ordinary course of its business or suffered any material adverse interruption or alteration in the nature, scope or manner of its business.

4.4 VN Tech PRC has paid its creditors within the time agreed with such creditors and there are not debts outstanding by VN Tech PRC which has been due for more than six months.

4.5 VN Tech PRC has not entered into, or agreed to enter into, any capital commitments.

4.6 No unusual trade discounts or other special terms have been incorporated into any contract entered by VN Tech PRC inconsistent with the previous practice of VN Tech PRC.

4.7 There has been no material deterioration in the financial position or prospects or turnover of VN Tech PRC.

4.8 VN Tech PRC’s compliance with the terms of this Amended Agreement will not:

(a) cause VN Tech PRC to lose the benefit of any right or privilege it presently enjoys or cause any person who normally does business with VN Tech PRC not to continue to do so on the same basis as previously does;

(b) relieve any person of any obligation to VN Tech PRC (whether contractual or otherwise) or enable any person to determine any such obligation or any right or benefit enjoyed by VN Tech PRC or to exercise any right whether under an agreement with or otherwise in respect of it;

(c) result in any present or future indebtedness of VN Tech PRC becoming due or capable of being declared due and payable prior to its stated maturity;

(d) give rise to or cause to become exercisable any right of pre-emption;

(e) adversely affect VN Tech PRC’s relationships with its clients, customers, suppliers or employees;

(f) result in any revocation or suspension of any licenses permit or consent held by or granted to VN Tech PRC; or

(g) result in the termination of any contract to which VN Tech PRC is a party.

5.             Litigation

5.1 Neither VN Tech PRC nor any person for whose acts and/or defaults it may be vicariously liable, is at present engaged whether as claimant, defendant or otherwise in any legal action, proceeding or arbitration which is either in progress or is threatened or is pending or is being prosecuted for any criminal offence and no governmental or official investigation or inquiry concerning VN Tech PRC is in progress or pending.

5.2 There are no circumstances likely to lead to any such claim or legal action, proceeding or arbitration (other than as aforesaid) prosecution, investigation or enquiry.

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5.3 No claims, lawsuits, legal or other proceedings are pending or threatened against VN Tech PRC or its business before any court, arbitration tribunal, administrative body.

6.             Statutory and legal requirements

6.1 VN Tech PRC has conducted its business in all respects in accordance with all applicable laws and regulations of the PRC and there is no order, decree or judgment of any court or any governmental agency of the PRC outstanding against VN Tech PRC or which may have a material adverse effect upon the assets or business of VN Tech PRC.

6.2 All necessary licenses, consents, registrations, permits and authorities (public and private) have been obtained by VN Tech PRC to enable VN Tech PRC to carry on its business effectively in the PRC and in the manner in which such business is now carried on and all such licenses, consents, permits and authorities are valid and subsisting and VN Tech PRC knows of no reason why any of them should be suspended, cancelled or revoked or should not be renewed or reissued upon or prior to their expiry.

6.3 VN Tech PRC has not committed and is not liable for any criminal, illegal, unlawful or unauthorized act or breach of covenant, contract or statutory duty.

6.4 No key employee or senior management of VN Tech PRC has:

(a) been convicted of a criminal offence; or

(b) been disqualified from being a company director.

6.5 VN Tech PRC is not or, to Luo’s and VN Tech PRC’s knowledge, no key employee, senior management, administrators, members or employees of VN Tech PRC is an OFAC Sanctioned Person (as defined below). To Luo’s and VN Tech PRC’s knowledge, key employee, senior management, administrators, members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable United States and PRC anti-money laundering laws and regulations. To the knowledge of Luo and VN Tech PRC, none of (i) the execution, delivery and performance of this Amended Agreement, or (ii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by the Shareholders or key employee, of any of the OFAC Sanctions or of any anti-money laundering laws of the United States, the PRC or any jurisdiction.

For the purposes of this Section 6.5:

(a) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac. “

(b) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at www.treas.gov/offices/enforcement/ofac/sdn.

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(c) “United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

6.6 VN Tech PRC has not or, to Lou’s and VN Tech PRC’s knowledge, no key employee, senior management, administrators, members or employees of VN Tech PRC has made, directly or indirectly, any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to:

(a) any foreign official (as such term is defined in the FCPA) for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or

(b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority.

In the case of both (a) and (b) above in order to assist VN Tech PRC to obtain or retain business for, or direct business to VN Tech PRC, as applicable, subject to applicable exceptions and affirmative defenses. VN Tech PRC has not or none of VN Tech PRC’s key employee, senior management, administrators, members or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

6.7 No person, not being a director of VN Tech PRC, has any actual or ostensible authority, whether under a power of attorney, agency agreement or otherwise, to commit VN Tech PRC to any obligation other than an obligation of a nature which it is usual for it to incur in the ordinary course of its business.

7.            Records

7.1 All accounting records, vouchers, invoices, ledgers, contracts and memoranda and all other accounting documents of VN Tech PRC and records of all transactions thereof are in the possession of VN Tech PRC and have been accurately and properly written up, kept and maintained in accordance with generally accepted accounting practice in the PRC and together shows a true and fair view of the affairs and financial position of VN Tech PRC.

7.2 Without prejudice to the generality of Section 7.1, the minute book of directors’ meetings and the minute book of shareholders’ meetings respectively of VN Tech PRC contain full and accurate records of all resolutions passed by the directors and the shareholders of VN Tech PRC and no resolutions have been passed by either the directors or shareholders of VN Tech PRC which are not recorded in the relevant minute books.

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7.3 All documents requiring to be filed with any relevant authorities in the PRC by VN Tech PRC have been properly made up, presented, filed and approved.

8.            Intellectual Property

8.1 VN Tech PRC is the sole legal and beneficial owner of (or applicant for) the Intellectual Property Rights used or held for use in its business (“VN Tech PRC’s Intellectual Property Rights”), free from all Encumbrances.

8.2 The VN Tech PRC’s Intellectual Property Rights are valid, subsisting and enforceable and nothing has been done or not been done as a result of which any of them has ceased or might cease to be valid, subsisting or enforceable. In particular:

(a) all application and renewal fees and other steps required for the maintenance or protection of such rights have been paid on time or taken;

(b) all know-how (including trade secrets and confidential information) owned or used by VN Tech PRC has been kept confidential and has not been disclosed to third parties (other than parties who have signed written confidentiality undertakings in respect of such information;

(c) no mark, trade name or domain name identical or similar to any such rights has been registered or is being used by any person in the same or a similar business to that of VN Tech PRC, in any country in which VN Tech PRC has registered or is using that mark, trade name or domain name; and

(d) there are and have been no claims, challenges, disputes or proceedings, pending or threatened, in relation to the ownership, validity or use of such rights.

8.3 There has been no infringement by any third party of any VN Tech PRC’s Intellectual Property Rights and no such infringement is current or anticipated.

8.4 A change of Control of VN Tech PRC will not result in the termination of or have any material effect on any VN Tech PRC’s Intellectual Property Rights.

8.5 The activities of VN Tech PRC (and of any licensee of VN Tech PRC’s Intellectual Property Rights granted by VN Tech PRC) have not infringed, do not infringe and are not likely to infringe the Intellectual Property Rights of any third party.

9.            VN Tech PRC’s Contracts

9.1 All documents to which VN Tech PRC is a party and other documents owned by or which ought to be in the possession of VN Tech PRC have been properly stamped (if required) and are in VN Tech PRC's possession.

9.2 Save as disclosed in the Accounts (where such items would be disclosed in the Accounts according to PRC law and regulations and the generally accepted accounting practices in the PRC), VN Tech PRC is not a party to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(a) is known or is likely to result in a loss to VN Tech PRC on completion of performance;

(b) cannot readily be fulfilled or performed by VN Tech PRC on time without undue or unusual expenditure of money and effort;

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(c) involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature;

(d) is a lease or a contract for hire or rent, hire purchase or purchase by way of credit sale or periodical payment;

(e) is a contract with any trade union or body or organization representing VN Tech PRC's employees;

(f) requires an aggregate consideration payable by VN Tech PRC in excess of $50,000;

(g) requires VN Tech PRC to pay any commission, finders’ fee, royalty or the like;

(h) in any way restricts VN Tech PRC’s freedom to carry on the whole or any part of its business in any part of the world in such manner as it thinks fit; or

(i) is in any way otherwise than in the ordinary and proper course of VN Tech PRC’s business.

9.3 VN Tech PRC is not a party to any agreement under which VN Tech PRC or any other party is in default, being a default which is material in relation to the financial or trading position of VN Tech PRC nor (so far as Luo and VN Tech PRC are aware) are there any circumstances likely to give rise to such a default.

10.          Insurance

10.1 VN Tech PRC has maintained insurance in respect of all risks and up to an extent that may reasonably be expected of a prudent businessman operating a business similar to that of VN Tech PRC.

10.2 All insurance policies taken out by VN Tech PRC are valid, binding, in full force and effect and not voidable. There are no circumstances which might lead to any liability under any such insurance policies being avoided by the insurers or the premiums being increased and there is no claim outstanding under any such policy nor are there any circumstances likely to give rise to a claim.

11.           Events since January 1, 2012

11.1 Since January 1, 2012:

(a) there has been no material adverse change in the turnover, financial or trading position or prospects of VN Tech PRC and VN Tech PRC has entered into transactions and incurred liabilities only in the ordinary course of business;

(b) VN Tech PRC has not declared, paid or made or is proposing to declare, pay or make any dividend or other distribution;

(c) no event has occurred which would entitle any third party (with or without the giving of notice) to call for the repayment of indebtedness prior to its normal maturity date;

(d) the business of VN Tech PRC has been carried on in the ordinary and usual course and in the same manner (including nature and scope) as in the past, no fixed asset or stock has been written up nor any debt written off, no stock has notionally depreciated, become obsolete or lost value and no material change has occurred in the level of stock and no unusual or abnormal contract has been entered into by VN Tech PRC;

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(e) no asset of VN Tech PRC has been acquired or disposed of, or has been agreed to be acquired or disposed of, otherwise than in the ordinary course of business and there has been no disposal or parting with possession of any of its property, assets (including know-how) or stock in trade or any payments by VN Tech PRC, and no contract involving expenditure by it on capital account has been entered into by VN Tech PRC, and no liability has been created or has otherwise arisen (other than in the ordinary course of business as previously carried on);

(f) there has been no disposal of any asset (including stock) or supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) in circumstances where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Taxation purposes;

(g) no event has occurred which gives rise to a Taxation liability to VN Tech PRC or deemed (as opposed to actual) income, profits or gains or which results in VN Tech PRC becoming liable to pay or bear a tax liability directly or primarily chargeable against or attributable to another person, firm or company;

(h) no remuneration (including bonuses) or benefit payable to any officer or employee of VN Tech PRC has been increased nor has VN Tech PRC undertaken any obligation to increase any such remuneration at any future date with or without retrospective effect; and

(i) such of the book debts shown in the Accounts and all other book debts arising since such time which have been realized since January 1, 2012 have been realized at amounts not less than those shown in the Accounts or, in the case of subsequently arising book debts, their face amount, and no indication has been received that any debt now owing to VN Tech PRC is bad or doubtful.

12.           Employment

12.1 No strikes, lock-outs or other forms of industrial action or trade disputes against or involving VN Tech PRC are known to be ongoing, pending, threatened or contemplated.

12.2 There is no past, existing, threatened or pending dispute involving VN Tech PRC and any of its employees, and there is no arrangement between VN Tech PRC and any trade union or organization representing any such employees.

12.3 VN Tech PRC's employment of its employees did not and does not infringe or conflict with or result in any breach of or constitute a default under any contract to which the relevant employee is a party (including without limitation any agreement between the relevant employee and any of his / her ex-employers).

12.4 VN Tech PRC has made up-to-date social insurance contributions in respect of all of its employees in accordance with PRC law and regulations.

12.5 VN Tech PRC has complied with all applicable PRC labor law and regulations in respect of each of its employees and none of them will have any claim against VN Tech PRC in respect of his/her employment by VN Tech PRC.

13.           Environmental

13.1 VN Tech PRC has at all times complied in all respects with all PRC environmental laws, regulations and official guidelines and VN Tech PRC has not received any notice, warning or communication of any kind stating, alleging, suggesting or otherwise indicating that a breach of any PRC environmental laws, regulations or official guidelines has occurred or is threatened.

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13.2 VN Tech PRC has applied for, obtained and complied fully with all permits, licenses, authorizations, consents and approvals required by any PRC environmental laws, regulations or official guidelines ("Environmental Licenses") in respect of its business or assets. There are no circumstances which could lead to the withdrawal or modification of any Environmental License or to the shortening of the term of any of them.

13.3 VN Tech PRC has no grounds to believe or suspect and does not believe or suspect that there are any actions, claims, proceedings, losses, expenses or other liabilities (whether actual or potential) in respect of any PRC environmental laws, regulations or official guidelines or the terms of any Environmental License for which VN Tech PRC or any of its directors, officers or employees is or may be held to be liable in relation to its assets or the conduct of its business.

13.4 VN Tech PRC has no grounds to believe or suspect and does not believe or suspect that expenditure (other than in respect of routine maintenance) will be required in relation to VN Tech PRC’s assets or the conduct of VN Tech PRC’s business in order to ensure future compliance with any PRC environmental laws, regulations or official guidelines and/or Environmental Licenses including (but without limitation) any requirements expressed to come into effect at a future date.

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